Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-188179

Southwestern Public Service Company
 (a New Mexico corporation)

$150,000,000 3.30% FIRST MORTGAGE BONDS, SERIES NO. 3 DUE 2024

Issuer:	Southwestern Public Service Company (a New Mexico corporation)
Issue Format:	SEC Registered
Expected Ratings*:	A2 (Stable)/A (Stable)/A- (Stable) (Moody’s/Standard & Poor’s/Fitch)
Security Type:	First Mortgage Bonds
Principal Amount:	$150,000,000
Pricing Date:	June 2, 2014
Settlement Date:	June 9, 2014 (T+5)
Maturity Date:	June 15, 2024
Interest Payment Dates:	Each June 15 and December 15, commencing December 15, 2014
Reference Benchmark:	2.50% due May 15, 2024
Benchmark Price:	99-21
Benchmark Yield:	2.539%
Re-offer Spread:	+80 bps
Re-offer Yield:	3.339%
Coupon:	3.30%
Price to Public:	99.670% plus accrued interest, if any, from June 9, 2014
Net Proceeds to Issuer:	$148,530,000 (before transaction expenses)
Make-Whole Call:	Prior to December 15, 2023, treasury yield +15 bps
Par Call:	On or after December 15, 2023
CUSIP/ISIN:	845743BP7/US845743BP75
Minimum Denominations:	$1,000
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC RBS Securities Inc.

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC, toll free at 1-800-221-1037 or RBS Securities Inc., toll free at 1-866-884-2071.